Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) is dated and effective as of February 25, 2008 (the “Effective Date”) between Aon Corporation, a Delaware corporation with offices located at 200 East Randolph Street, Chicago, Illinois 60601 (the “Company”), and Michael J. O’Connor (the “Executive”).

R E C I T A L S

WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to be employed by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties agree:

Section 1.  Employment Term; Title; Responsibilities.

(a)           Employment Term; Title.  The Company agrees to employ the Executive as Executive Vice President and Chief Operating Officer of Aon Risk Services, and the Executive agrees to serve in such role, for a term (the “Term of Employment”) beginning on the Effective Date and ending on February 25, 2013 unless renewed pursuant to Section 3 hereof, or terminated during the Term of Employment as fully set forth in Section 3.  It shall not be a breach of this Agreement if the Executive’s title is changed by the Company.

(b)           Responsibilities.  The Executive shall report to the President of Aon Risk Services (the “President”), but it shall not be a breach of this Agreement if the reporting structure is changed by the Company.  The Executive shall have the authority and responsibility consistent with the position of Chief Operating Officer of a global business unit.   The Executive shall also perform such other duties (not inconsistent with his position) on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the President.

Section 2.  Consideration; Compensation During Term of Employment.

(a)           Consideration.  The consideration for entering into this Agreement shall be the performance of services by the Executive pursuant to this Agreement and the employment of the Executive by the Company as well as the other payments and benefits provided under this Section 2.

(b)           Base Salary.  Unless the Company fixes a higher rate for the Executive during the Term of Employment, the Company shall pay compensation to the Executive at the rate of a minimum of $700,000 per year (the “Base Salary”) payable in accordance with the usual payroll schedule of the Company.

(c)         Incentive Compensation.  Executive shall be eligible to participate in the annual incentive compensation program for the Company’s senior executives in accordance with the provisions of such program, as amended from time to time.  For 2008, the Executive’s target bonus is 100% of the Executive’s Base Salary and the maximum bonus is 300% of the Executive’s Base Salary; however, notwithstanding the foregoing and regardless of the achievement of any corporate or individual performance goals, the Executive’s 2008 bonus shall not be less than $700,000.  The Executive’s target, maximum and actual bonus opportunity for performance in 2009 and later years shall be established in accordance with the provisions of the Company’s annual incentive compensation program, as amended from time to time.  The Executive acknowledges and agrees that the annual incentive compensation awards hereunder shall be subject to payment pursuant to and in accordance with the Aon Incentive Stock Program, payable in a combination of cash and Aon restricted stock units, if applicable.

(d)        Awards of Restricted Stock Units and Stock Options.  Subject to the approval of the Organization and Compensation Committee of the Company’s board of directors (the “Committee”) at the next regularly scheduled meeting during which equity-based awards are considered, on or following the later of the Effective Date or the execution of this Agreement, the Executive shall receive:  (i) an award of 50,000 restricted stock units of Aon Corporation common stock pursuant to the 2001 Aon Stock Incentive Plan, as amended from time to time (the “Stock Plan”); and (ii) a nonqualified option to purchase 50,000 shares of Aon Corporation common stock pursuant to the Stock Plan.  The restricted stock units and stock options shall be subject to terms and conditions generally applicable to similar awards granted under the Stock Plan; provided, however, that:  (i) the restricted stock units shall vest over five years with one installment of 34% vesting at the end of the third anniversary of the date of grant and two installments of 33% each vesting at the end of the fourth and fifth anniversaries of the date of grant; and (ii) the stock options shall have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, a ten-year term and shall vest 33% on the second anniversary of the date of grant and 33% and 34%, respectively, on the third and fourth anniversaries of the date of grant.

(e)         Award Pursuant to Leadership Performance Program. Subject to the approval of the Committee at its next regularly scheduled meeting during which awards under the Company’s Leadership Performance Program are considered, on or following the later of the Effective Date or the execution of this Agreement, the Executive shall receive an award pursuant to the Company’s Leadership Performance Program, a sub-plan of the Stock Plan, having an aggregate initial value of $1,500,000.  Such award will be granted for the performance period beginning January 1, 2008 and ending December 31, 2010, and will be governed by the terms and conditions of such program.  The Executive shall be eligible to receive awards under the program or successor program(s) for future performance periods in accordance with the terms and conditions generally applicable to similarly-situated senior executives.

(f)         Executive Benefits.  During the course of employment, the Executive shall enjoy the customary benefits that are generally afforded to executives of the Company.  The Executive also shall be entitled to participate in executive benefit plans now or hereafter provided or made available to the Company’s executives generally, such as group medical, life, disability insurance, savings plan, flexible spending accounts for dependent care and health care and long term care.  Nothing in this Agreement shall require the Company to establish, maintain or continue any of the benefits already in existence or hereafter adopted for executives of the Company and nothing in this Agreement shall restrict the right of the Company to amend, modify or terminate such fringe benefit programs.

(g)        Vacation Time.  The Executive shall be entitled to paid vacation time in accordance with usual Company policies and procedures. The Company shall not pay the Executive any additional compensation for any vacation time not used by the Executive except as required by law.

(h)        Business Travel, Entertainment Expenses.  In accordance with Company policies and procedures and on prescribed Company forms, the Company will reimburse the Executive for business expenses and entertainment expenses incurred by the Executive.

Section 3.  Renewal; Termination.

(a)         Renewal.  This Agreement may be renewed upon (i) the issuance by the Company of a notice of renewal (“Notice of Renewal”) to the Executive at least six (6) months prior to the end date of the Term of Employment or any renewal period thereof and (ii) the written acceptance of the Notice of Renewal by the Executive within (60) days thereafter.

(b)        Termination.

(i)  Death or Disability.  This Agreement shall be terminated immediately upon the death or total disability of the Executive (as defined under the Aon Long Term Disability Plan or its successor plan) or in the event that Executive becomes otherwise disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities for one hundred eighty (180) consecutive calendar days; provided, however, (A) in the event of Executive’s death during the Term of Employment the Company shall pay an amount equal to the Base Salary for the remainder of the Term of Employment in accordance with the Company’s normal payroll schedule, which such amount shall be reduced by the amount of life insurance benefits payable to the beneficiary of Executive pursuant to Company-sponsored Basic Group Term Life Insurance or Executive Life Insurance

Coverage, as applicable, and (B) in the event of Executive’s total disability (i) an amount equal to the Base Salary shall be paid for the remainder of the Term of Employment in accordance with the Company’s normal payroll schedule, which such amount shall be reduced by the amount of disability insurance benefits payable to Executive pursuant to Company-sponsored disability insurance coverage, plus (ii) a pro rata bonus for the year in which such termination of employment occurs  equal to the total value of the bonus (i.e. cash portion plus RSU portion) paid to Executive for the year prior to the year of termination multiplied by the ratio of the number of days Executive was employed during the year of termination divided by 365.

(ii)  Without Cause or for Good Reason.   This Agreement may be terminated by the Company without cause on no less than three hundred sixty-five (365) days advance notice by the Company or by the Executive without cause on no less than ninety (90) days advance notice to the Company or by the Executive for Good Reason.  If terminated without cause by the Company or for Good Reason by Executive, the Company shall pay Executive (A) all accrued but unpaid Base Salary and benefits as of the date of such termination, (B) an Incentive Bonus equal to Base Salary on the date of termination.  In addition, if terminated without cause by the Company or for Good Reason by the Executive, so long as Executive continues to abide by the provisions of Sections 4(b), 4(c) and 6 herein notwithstanding the expiration of the period specified therein, the Company shall continue to pay Executive an amount equal to the Base Salary as and when it would be paid to its executives generally until the earlier of:  (i) the second anniversary of the date of termination; or (ii) the end of the initial Term of Employment or, if renewed, until the end of any such renewal period.

As used herein, “Good Reason” shall mean any of the following which remains uncured by the Company for twenty (20) days after receipt by the Company of written notice of such Good Reason by Executive: (a) a substantial adverse alteration in the then-current responsibilities of Executive; or (b) any material breach of this Agreement by the Company, including any purported termination of the Executive’s employment which breaches this Agreement.  In the event of termination for Good Reason, this Agreement shall terminate on the three hundredth sixty-fifth (365th) day following receipt of written notice of Good Reason.

Notwithstanding anything to the contrary in the Section 3(b)(ii), the Company may require Executive to leave Company premises immediately upon the giving of notice of termination. Such a requirement shall not relieve the Company of its obligations to continue Base Salary or benefits during the notice period.

In the event Executive terminates this Agreement without cause or Good Reason, the Company shall only be required to pay Executive all accrued but unpaid Base Salary and benefits as of the date of such termination.

(iii)  For Cause.  The Company may at any time during the initial Term of Employment and during any renewals thereof, terminate this Agreement for “cause”, effective immediately by written notice of termination given to the Executive setting forth the basis for such termination.  For the purposes of this Agreement, “cause” shall mean the Executive’s: (A) performing an act of dishonesty, fraud, theft, embezzlement, or misappropriation involving Executive’s employment with the Company, or breach of the duty of loyalty to the Company; (B) performing an act of race, sex, national origin, religion, disability, or age-based discrimination, or sexual harassment, which after investigation, counsel to the Company reasonably concludes will result in liability being imposed on the Company and/or Executive; (C) material violation of the Company’s written  policies and procedures including, but not limited to, the Aon Code of Business Conduct and the Aon Code of Ethics; (D) material non-compliance with the terms of this Agreement, including but not limited to Sections 4 and 6;  (E) admission or conviction of, or a plea of nolo contendere, to a felony or any crime involving moral turpitude or misrepresentation; or (F) failure or inability (other than by reason of total disability as defined in Section 3(b)(i) herein) to perform his duties under this Agreement to the satisfaction of at least a majority of the Board of Directors of the Company including, without limitation, any refusal by the Executive to perform such duties or to follow specific directives of the President,  which such duties and directions are consistent with the experience and qualifications of Executive.

In the event of a termination for “cause,” the Company shall only be required to pay Executive all accrued but unpaid Base Salary and benefits as of the date of such termination.

(iv)  As of the effective date of termination, Executive agrees that the Secretary of the Company may, as an irrevocable proxy and in Executive’s name and stead, execute all documents and things which the Company deems necessary and desirable to effect Executive’s resignation as an officer or director of the Company and its subsidiaries and affiliates.

(v)  Upon the effective date of termination, or other expiration of this Agreement, the obligations of the parties under this Agreement, other than the Executive’s obligations under Sections 3(c), 4, 5, 6, and 8, and the Company’s obligations under Sections 3(b) shall cease; provided further that any other provision which contemplates performance or observance by either or both parties subsequent to any termination of this Agreement shall survive any termination of this Agreement and continue in full force and effect.

(vi)  Any agreement herein by the Company to continue to pay Base Salary or any other benefits after the termination of employment shall be in lieu of, and not in addition to, any benefits provided by the Aon Severance Plan.

(c)         The Executive agrees that, prior to the commencement of any new employment in the insurance business, the Executive will furnish the prospective new employer with a copy of this Agreement.  The Executive also agrees that the Company may advise any prospective new employer of the Executive of the existence and terms of this Agreement and furnish the prospective new employer with a copy of this Agreement.

Section 4.    Noncompetition; Nonsolicitation.

(a)             General.  The Executive acknowledges that in the course of his employment with the Company he has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that his services will be of special, unique and extraordinary value to the Company and its affiliates.

(b)              Noncompetition.  The Executive agrees that during the Term of Employment  and for a period of two years thereafter (the “Noncompetition Period”) Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business being conducted by, or contemplated by, the Company or any of its subsidiaries as of the termination of the Executive’s employment in any geographic area in which the Company or any of its subsidiaries is then conducting such business.

(c)              Nonsolicitation.  The Executive further agrees that during the Noncompetition Period Executive shall not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment with the Company for any purpose whatsoever.

(d)              Exceptions.  Nothing in this Section 4 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Executive has no active participation in the business of such corporation.

(e)              Reformation.  If, at any time of enforcement of this Section 4, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  This Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section 4.

(f)               Consideration; Breach.  The Company and the Executive agree that the payments to be made, and the benefits to be provided, by the Company to the Executive pursuant to Section 3 hereof shall be made and provided in consideration of the Executive’s agreements contained in Section 4 hereof.  In the event that the Executive shall commit a material breach of any provision of Section 4 hereof, the Company shall be entitled immediately to terminate making all remaining payments and providing all remaining benefits pursuant to Section 3 hereof and upon such termination the Company shall have no further liability to the Executive under this Agreement.

Section 5.  Company’s Right to Injunctive Relief; Attorneys’ Fees.

The Executive acknowledges that the Executive’s services to the Company are of a unique character which gives them a special value to the Company, the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach of Section 4 and 6 of this Agreement will result in irreparable and continuing harm to the Company and that therefore, in addition to any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of this Agreement by the Executive.  In the event that any action is filed in relation to this Agreement, the prevailing party in the action shall recover from the non-prevailing party, in addition to any other sum that either party may be called upon to pay, a reasonable sum for the prevailing party’s attorney’s fees.

Section 6.  Trade Secrets and Confidential Information; Inventions.

(a)         Trade Secrets and Confidential Information.  The Executive acknowledges that the Company’s business depends to a significant degree upon the possession of information which is not generally known to others, and that the profitability of the business of the Company requires that this information remain proprietary to the Company.

The Executive shall not, except as required in the course of employment by the Company, disclose or use during or subsequent to the course of employment, any trade secrets or confidential or proprietary information relating to the business of the Company of which the Executive becomes aware by reason of being employed by the Company or to which Executive gains access during his employment by the Company and which has not been publicly disclosed (other than by Executive in breach of this provision).  Such information includes client and customer lists, data, records, computer programs, manuals, processes, methods and intangible rights which are either developed by the Executive during the course of employment or to which the Executive has access.  All records and equipment and other materials relating in any way to any confidential information relating to clients or to the business of the Company or Aon Group shall be and remain the sole property of the Company during and after the end of employment.

Upon termination of employment, the Executive shall promptly return to the Company all materials and all copies or tangible embodiments of materials involving any confidential information in the Executive’s possession or control.  The Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the provisions of this Section 6.

(b)        Inventions.  The Executive hereby assigns to the Company his entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas writings and copyrightable material, which may be conceived by the Executive or developed or acquired by him during the Term of Employment, which may pertain directly or indirectly to the business of the Company or any of its affiliates, parent companies, or subsidiaries. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its affiliates, parent companies, or subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks, and copyrights in all countries.

Section 7.  Mergers and Consolidations; Assignability.

The rights and obligations under this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  By way of explanation, and without limiting the generality of the foregoing sentence, if the Company or any entity resulting from any merger or consolidation referred to in this Section 7 is merged with or consolidated into any other entity or entities, or if substantially all of the assets of the Company or any such entity are sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity in or the entity resulting from such merger or consolidation or the entity to which such assets are sold or transferred.  This Agreement shall not be assignable by the Executive, but in the event of his death it shall be binding upon and inure to the benefit of the Executive’s legal representatives to the extent required to effectuate its terms.

Section 8.  Miscellaneous.

(a)         Integration.  Except as is otherwise provided herein, this Agreement contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting the subject matter of this Agreement.

This Agreement may not be amended, altered or modified without the prior written consent of both parties and such instrument must acknowledge that it is an amendment or modification of this Agreement.

(b)        Waiver.  Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.  Any waiver must be in writing.

(c)         Captions.  The captions in this Agreement are not part of its provisions, are merely for reference and have no force or effect.  If any caption is inconsistent with any provision of this Agreement, such provision shall govern.

(d)        Governing Law; Waiver of Jury Trial. The validity, interpretation, construction, performance, enforcement and remedies of, or relating to, this Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the substantive laws of the State of Illinois, without regard to the conflict of law principles, rules or statutes of any jurisdiction.  In the event of a legal action filed or brought by either party relating to the validity, interpretation, construction, performance, enforcement and remedies of, or relating to, this Agreement, and the rights and obligations of the parties hereunder, each of the Company and the Executive hereby agree that it and he now and forever waives any and all rights to a trial by jury irrespective of the law principles, rules or statutes of any jurisdiction or of the nature of the cause of action.

(e)           Agreement To Be Available In Future Proceedings.  During the period of employment, and after employment termination, Executive agrees to voluntarily make himself available to the Company and its legal counsel, at Company’s request, without the necessity of obtaining a subpoena or court order, in the Company’s investigation, preparation, prosecution and/or defense of any actual or potential legal proceeding, regulatory action, or internal matter.  Executive agrees to provide any information reasonably within his recollection.  The Company will reimburse Executive for reasonable out-of-pocket expenses actually incurred as a result of such requests, or, at Company’s option, will arrange to advance Executive’s expenses or incur such expenses directly.

(f)         Severability.  To the extent that the terms set forth in this Agreement or any word, phrase, clause or sentence is found to be illegal or unenforceable for any reason, such word, phrase, clause or sentence shall be modified or deleted in such manner so as to afford the Company the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws, and the balance of this Agreement shall not be affected thereby, the balance being construed as severable and independent.

(g)        Notice.  All notices given hereunder shall be in writing and shall be sent by registered or certified mail or delivered by hand and, if intended for the Company, shall be addressed to it or delivered to it at its principal office for the attention of the Secretary of the Company.  If intended for the Executive, notices shall be delivered personally or shall be addressed (if sent by mail) to the Executive’s then current residence address as shown on the Company’s records, or to such other address as the Executive directs in a notice to the Company.  All notices shall be deemed to be given on the date received at the address of the addressee or, if delivered personally, on the date delivered.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AON CORPORATION

By:	/s/ Greg Case
Gregory C. Case
President and Chief Executive Officer

Date:	2-29-08

I have read the above Agreement and understand and agree to be bound by its terms.

/s/ Michael O’Connor
Michael J. O’Connor

Date:	2-25-08